Exhibit 99.1

FOR IMMEDIATE RELEASE

            SPECTRUM CONTROL REPORTS FOURTH QUARTER AND ANNUAL PROFIT
            ---------------------------------------------------------

                           Fourth Quarter Sales up 38%
                     And Net Income up 79% from a Year Ago;
                   Operating Cash Flow Significantly Improves

         Fairview, PA - January 8, 2007 -

                                  Flash Results
                          Spectrum Control, Inc. (SPEC)
                          (Numbers in Thousands, Except
                                 Per Share Data)

                       4th quarter ended                         4th quarter ended
                           11/30/2006               YTD               11/30/2005              YTD
                       ------------------   ------------------   ------------------   ------------------
Sales                  $           34,996   $          125,672   $           25,429   $           98,354
Net Income             $            2,000   $            5,871   $            1,118   $            4,605
Average Shares                     13,474               13,381               13,166               13,160
EPS                    $             0.15   $             0.44   $             0.08   $             0.35

         Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the fourth quarter and fiscal year ended November 30, 2006.

         For the fourth quarter of fiscal 2006, the Company reported net income of $2,000,000 or 15 cents per share on sales of $34,996,000, compared to net income of $1,118,000 or nine cents per share (eight cents diluted) on sales of $25,429,000 for the same period last year.

         For the fiscal year 2006, the Company generated net income of $5,871,000 or 45 cents per share (44 cents diluted) on sales of $125,672,000. In fiscal year 2005, the Company had net income of $4,605,000 or 35 cents per share on sales of $98,354,000.

         Dick Southworth, the Company's President and Chief Executive Officer commented, "During the current quarter, our sales increased by $9.6 million or 38% from the same period last year. Of this 38% increase, 21% arose from internal or organic growth and 17% reflects the impact of our recent acquisitions. Sales of our signal and power integrity products increased by $4.3 million or 35% from the comparable quarter of last year. Approximately half of this growth reflects improved overall market conditions throughout the passive electronic components industry, with the balance reflecting last year's ceramic component shortages caused by the impact of Hurricane Katrina. Sales of our microwave products continue to increase with sales up $1.4 million or 13% from a year ago, as shipments of these components and systems for military/aerospace applications have sustained a solid growth rate. Despite incurring some product yield losses during the ramp-up of production at our new ceramic manufacturing facility in State College, Pennsylvania, our overall profitability continues to improve. Our fourth quarter net income was up 79% from a year ago and 8% from the third quarter of this year. For the fiscal year ended November 30, 2006, our earnings increased $1.3 million or 27% over fiscal year 2005. As our new State College operations continue to come fully online during the first half of fiscal 2007, we believe our Company is well-positioned for further growth and enhanced profitability."

FOURTH QUARTER HIGHLIGHTS

o    Increased Customer Orders

     Total customer orders received in the fourth quarter of fiscal 2006 amounted to $34.0 million, up 7% from the same period a year ago and up $6.3 million or 23% from the third quarter of this year. For the fiscal year ended November 30, 2006, customer orders totaled $124.6 million, an increase of $19.0 million or 18% from fiscal year 2005.

o    State College Ceramic Operation

     Throughout the current quarter, we continued to expand production at our new ceramic manufacturing facility in State College, Pennsylvania. Presently, we expect full production to be achieved for all of our ceramic product lines by the end of the second quarter of fiscal 2007. When these production levels are achieved, and all purchasing and consumption of third party ceramics are eliminated, we expect our material costs to decrease significantly and our gross margins to return to historical levels. During the current quarter, although some product yield losses were incurred during this transition period for our ceramic manufacturing, our gross margin began to demonstrate improvement. Our gross margin was $8.3 million or 23.6% of sales in the fourth quarter of fiscal 2006, compared to $7.5 million or 22.5% of sales in the immediately preceding quarter.

o    Positive Operating Cash Flow

     With our enhanced profitability, improved accounts receivable turnover rates and reduced cash requirements for our State College operation, our operating cash flow improved significantly. During the quarter ended November 30, 2006, net cash generated from operations was $6.5 million, up $2.0 million or 44% from the same period last year. This positive cash flow enabled us to strengthen our overall financial position by repaying $4.0 million under our domestic line of credit.

BUSINESS SEGMENT DISCUSSION

         Our operations are currently conducted in four reportable segments: signal and power integrity components; microwave components and systems; power management systems; and sensors and controls.

         Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass electromagnetic interference (EMI) filters, filter plates, filtered connectors, power entry modules, power line filters, and our motor line feed thru (MLFT) filters. Orders for these products were $15.6 million in the current quarter, up 6% from a year ago and up 14% sequentially from the third quarter of this year. For the fiscal year ended November 30, 2006, customer orders for these products totaled $61.6 million, an increase of $9.9 million or 19% from fiscal year 2005. Customer demand for our EMI filter products has grown markedly over the last 15 months, reflecting improved market conditions throughout the passive electronic components industry. Sales of signal and power integrity components were $16.5 million in the current quarter and $58.5 million for fiscal year 2006, up 35% and 12%, respectively, from the comparable periods of 2005. When our new State College ceramic manufacturing facility reaches full production and achieves planned product yields, and it's no longer necessary to purchase or consume ceramic products from third party vendors, we expect this business segment's operating margins and overall profitability to measurably improve.

         Our Microwave Components and Systems Business designs and manufactures microwave filters, waveguides, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and integrated assemblies. Customer orders for microwave components and systems were $11.6 million in the current quarter and $43.2 million for the fiscal year ended November 30, 2006. Customer orders for the comparable periods last year were $14.3 million and $45.4 million, respectively. With a significant portion of our microwave business being military-related, the receipt of specific orders under large ongoing programs may vary from period to period. Overall shipments for this business segment remain very strong, with sales of $12.1 million in the current quarter, up $1.4 million or 13% from the same quarter last year. Sales for this business segment were $48.7 million for the year ended November 30, 2006, an increase of $10.3 million or 27% from fiscal 2005. Substantially all of this growth is organic, reflecting the expansion of our microwave product offerings and a strong military/aerospace market.

         Our Power Management Systems Business designs and manufactures breaker and fuse interface panels, custom power outlet strips, and our Smart Start power management systems. Customer orders for these systems amounted to $1.6 million in the current quarter, versus $2.2 million in the comparable quarter last year, as certain telecom customers continue to work through temporary excess inventories. Sales of our power management systems were $1.5 million in the quarter ended November 30, 2006, and $6.7 million for the year then ended. For the comparable periods of fiscal 2005, sales for these products were $1.9 million and $7.1 million, respectively. On a long-term basis, we remain very optimistic about the growth potential of these advanced systems which are used in various infrastructure equipment including optical networks, data centers, wireless base stations, and various military applications.

         Our Sensors and Controls Business (created with our acquisition of JDK Controls, Inc. in October 2005 and expanded with our recent acquisition of Advanced Thermal Products, Inc., in July, 2006) currently designs and manufactures a broad line of high performance precision position and temperature sensors. In the current quarter, customer orders for these products were $5.2 million and sales were $4.9 million, reflecting the successful integration and strong growth of these recently acquired businesses. For fiscal year 2006, customer orders for our sensor and control products amounted to $13.6 million, with aggregate sales of $11.8 million.

CURRENT BUSINESS OUTLOOK

         Mr. Southworth added, "As we continue to restore and grow our internal ceramic manufacturing capabilities, we expect our material costs to decrease and our profit margins to improve. However, with this transition continuing throughout much of the first half of 2007, temporary product yield issues may arise and certain ceramic components may still need to be procured from third party vendors. As a result, we are not able at this time to give specific sales and profitability guidance for the first quarter of fiscal 2007. However, with the growth in revenue and profitability that we've demonstrated to date, and with a solid foundation of our four complementary businesses firmly in place, we believe we are strategically positioned for dynamic revenue growth and greater profitability in fiscal 2007."

FORWARD-LOOKING INFORMATION

         This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

         Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

SIMULTANEOUS WEBCAST AND TELECONFERENCE REPLAY

         Spectrum Control, Inc. will host a teleconference to discuss its 2006 fourth quarter and fiscal year end results on Monday, January 8, 2007, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through January 9, 2007 at 877-660-6853, access account 286, conference 226224 or for 30 days over the Internet at the Company's website.

ABOUT SPECTRUM CONTROL

         Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military/aerospace and telecommunications equipment, with applications in secure communications, smart weapons and munitions, missile defense systems, avionic upgrades, wireless base stations, broadband switching equipment, and global positioning systems. Automotive represents an emerging market for the Company's products, with significant applications in DC motors, telematics, and electronic safety controls. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.

         For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

         CORPORATE HEADQUARTERS           INVESTOR RELATIONS
         ----------------------           ------------------
         8031 Avonia Road                 John P. Freeman, Senior Vice President
         Fairview, PA  16415              and Chief Financial Officer
         Phone: 814/474/2207              Spectrum Control, Inc.
         Fax:     814/474/2208            Phone:    814/474/4310

                                 -Table Follows-

SPECTRUM CONTROL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollar Amounts in Thousands)

                                                     November 30,   November 30,
                                                         2006          2005
                                                     ------------   ------------
ASSETS

Current assets
   Cash and cash equivalents                         $      3,501   $      8,386
   Accounts receivable, net
      Trade                                                22,676         16,188
      Insurance recovery                                    1,500          5,000
   Inventories                                             21,754         17,832
   Deferred income taxes                                    1,253          1,621
   Prepaid expenses and other current assets                1,778            672
                                                     ------------   ------------
        Total current assets                               52,462         49,699

Property, plant and equipment, net                         24,236         15,484

Noncurrent assets
   Goodwill                                                34,509         28,361
   Other                                                    7,973          4,458
                                                     ------------   ------------
        Total assets                                 $    119,180   $     98,002
                                                     ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Short-term debt                                   $      9,000   $          -
   Accounts payable                                         7,227          6,760
   Income taxes payable                                        71            266
   Accrued liabilities                                      4,034          2,913
   Current portion of long-term debt                          295            290
                                                     ------------   ------------

        Total current liabilities                          20,627         10,229

Long-term debt                                              1,131          1,426
Other liabilities                                           2,013              -
Deferred income taxes                                       6,810          4,986

Stockholders' equity                                       88,599         81,361
                                                     ------------   ------------
        Total liabilities and stockholders' equity   $    119,180   $     98,002
                                                     ============   ============

SPECTRUM CONTROL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                      For the Quarter Ended        For the Year Ended
                                           November 30,              November 30,
                                      ----------------------    ----------------------
                                        2006         2005         2006         2005
                                      ---------    ---------    ---------    ---------
                                        (Amounts in Thousands Except Per Share Data)
Net sales                             $  34,996    $  25,429    $ 125,672    $  98,354

Cost of products sold                    26,729       18,437       96,892       72,579
                                      ---------    ---------    ---------    ---------
Gross margin                              8,267        6,992       28,780       25,775

Selling, general and
  administrative expense                  5,193        5,461       19,466       18,641
                                      ---------    ---------    ---------    ---------
Income from operations                    3,074        1,531        9,314        7,134

Other income (expense)
      Interest expense                     (240)           -         (545)        (110)
      Other income and expense, net          60           83          270          299
                                      ---------    ---------    ---------    ---------
                                           (180)          83         (275)         189
                                      ---------    ---------    ---------    ---------
Income before provision
   for income taxes                       2,894        1,614        9,039        7,323

Provision for income taxes                  894          496        3,168        2,718
                                      ---------    ---------    ---------    ---------
Net income                            $   2,000    $   1,118    $   5,871    $   4,605
                                      =========    =========    =========    =========
Earnings per common share:
      Basic                           $    0.15    $    0.09    $    0.45    $    0.35
                                      =========    =========    =========    =========
      Diluted                         $    0.15    $    0.08    $    0.44    $    0.35
                                      =========    =========    =========    =========
Average number of common
   shares outstanding:
      Basic                              13,191       13,062       13,127       13,054
                                      =========    =========    =========    =========
      Diluted                            13,474       13,166       13,381       13,160
                                      =========    =========    =========    =========

SPECTRUM CONTROL, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

                                                  For the Quarter Ended     For the Year Ended
                                                       November 30,            November 30,
                                                  ---------------------   ---------------------
                                                    2006        2005        2006        2005
                                                  ---------   ---------   ---------   ---------
Selected Financial Data,
  as a Percentage of Net Sales:

        Net sales                                     100.0%      100.0%      100.0%      100.0%
        Cost of products sold                          76.4        72.5        77.1        73.8
                                                  ---------   ---------   ---------   ---------
        Gross margin                                   23.6        27.5        22.9        26.2
        Selling, general and
          administrative expense                       14.8        21.5        15.5        18.9
                                                  ---------   ---------   ---------   ---------
        Income from operations                          8.8         6.0         7.4         7.3
        Other income (expense)
             Interest expense                          (0.7)          -        (0.4)       (0.1)
            Other income and expense, net               0.2         0.3         0.2         0.3
                                                  ---------   ---------   ---------   ---------
        Income before provision for
          income taxes                                  8.3         6.3         7.2         7.5
        Provision for income taxes                      2.6         1.9         2.5         2.8
                                                  ---------   ---------   ---------   ---------
        Net income                                      5.7%        4.4%        4.7%        4.7%
                                                  =========   =========   =========   =========

Selected Operating Segment Data :
(Dollar Amounts in Thousands)

        Signal and power integrity components:
              Customer orders received            $  15,574   $  14,737   $  61,616   $  51,685
              Net sales                              16,469      12,193      58,472      52,248

        Microwave components and systems:
              Customer orders received               11,634      14,304      43,216      45,441
              Net sales                              12,066      10,711      48,716      38,387

        Power management systems:
              Customer orders received                1,625       2,195       6,221       8,007
              Net sales                               1,521       1,886       6,657       7,080

        Sensors and controls:
              Customer orders received                5,177         470      13,575         470
              Net sales                               4,940         639      11,827         639